EXHIBIT 10.4
LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), effective as of July 19, 2010 (“Effective Date”), is by and between GlobalOptions, Inc., a Delaware corporation (“Seller”) and GlobalOptions Services, Inc., a Delaware corporation (“BUYER”).

WHEREAS, Seller, Parent and BUYER have entered into an Asset Purchase Agreement as, dated as of June 11, 2010 (“Asset Purchase Agreement”), pursuant to which Seller assigned, transferred and sold to BUYER all of its right, title and interest in and to the Purchased Assets (as such term is defined in the Asset Purchase Agreement); and

WHEREAS, Seller is willing to grant to BUYER an exclusive license to use the Licensed Intellectual Property (as defined below) within the BUYER Field (as defined below) in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the sufficiency of which is acknowledged, Seller and BUYER, intending to be legally bound, hereby agree as follows:

1.            Definitions.

“Agreement” has the meaning set forth in the Recitals.

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Business” means Parent’s and Seller’s FSIU Business Unit (as defined in the Asset Purchase Agreement) as presently conducted and any additional services that BUYER may in the future elect to provide in connection with insurance underwriting, regulatory compliance and claims, including without limitation, durable medical equipment (processing and delivery), transportation and translation services, Medicare set-asides, home health care, utilization review and bill review, re-employment service and pharmacy benefits management.

“BUYER” has the meaning set forth in the Recitals.

“BUYER Field” means the fields of business included in the Business.

“Confidential Information” means, as to any party (“Disclosing Party”) all information and data provided by or on behalf of such party to the other party (“Receiving Party”) in written or other tangible medium and marked as confidential, or if disclosed orally, confirmed in writing within thirty (30) days after disclosure, except any portion thereof which: (a) is in the public domain as of the date of this Agreement; (b) enters the public domain after the date of this Agreement through no fault of the Receiving Party; (c) is communicated to the Receiving Party after the date of this Agreement by a third party free of any obligation of confidentiality; or (d) is independently developed by the Receiving Party without use of, access to, or reference to the Confidential Information of the Disclosing Party.

“Effective Date” has the meaning set forth in the Recitals.

“Law” has the meaning set forth in the Asset Purchase Agreement.

“Licensed Intellectual Property” means the intellectual property set forth on Schedule A.

“Parent” means SellerOptions Group, Inc., a Delaware corporation.

“Participating Party” shall have the meaning set forth in Section 6.2(e).

“Person” has the meaning set forth in the Asset Purchase Agreement.

“Seller” has the meaning set forth in the Recitals.

2.            Grant of Rights and Approvals

2.1           License.  Subject to the terms of this Agreement, and in consideration of the amounts payable by BUYER to Seller and Parent under the Asset Purchase Agreement and of the mutual covenants and agreements contained herein and in the Asset Purchase Agreement, Seller hereby grants to BUYER, and BUYER hereby accepts a worldwide, perpetual, irrevocable, exclusive, royalty-free, fully paid-up right and license (including the right to sublicense), solely in the BUYER Field to (i) use the Licensed Intellectual Property, and (ii) make, have made, import, and sell and offer to sell, lease, and otherwise distribute or transfer any products or services that embody or use any portion(s) of the Licensed Intellectual Property.  The foregoing license shall include BUYER’s right to (i) have administrative access to maintain and manage the globaloptions.com website and to coordinate maintenance of the globaloptionsgroup.com website and to enable customers accessing the each such website to access BUYER’s other websites through links and/or click-through on the globaloptions.com and globaloptionsgroup.com websites in a manner consistent with the current links for the Business on such websites.  Any services provided by BUYER for Seller with respect to the globaloptions.com and globaloptionsgroup.com websites shall be covered by the Transition Services Agreement between the parties.  Within 90 days after the date of this Agreement the parties shall separate the websites and email addresses so that the globaloptions.com website and email address is used exclusively for BUYER and the globaloptionsgroup.com website and email address is used exclusively for Seller.

2.2           Exclusivity.  Seller shall not, directly use or practice in any manner whatsoever the Licensed Intellectual Property in the BUYER Field, nor will Seller grant to any third-party any right or license that may include the Licensed Intellectual Property for use or practice in the BUYER Field.  For clarity, Seller shall cease to have any right to use or license the Licensed Intellectual Property after BUYER purchases the Licensed Intellectual Property.  Seller shall not license the James Lee Witt Associates business or the Bode Technology business or any new commercial business, nor shall Seller license any third party, to use the Licensed Intellectual Property; provided, however, that the foregoing shall not restrict Seller’s right to continue using the “GlobalOptions Group” name and associated logos as part of its corporate identity.

2.3           Maintaining Distinctiveness.  BUYER shall maintain the distinctiveness of the Licensed Intellectual Property and the image and high quality of the goods and services bearing the Licensed Intellectual Property presently offered by Seller.  At Seller’s reasonable request, BUYER shall provide Seller an opportunity to review BUYER’s use of the trademarks that are Licensed Intellectual Property to facilitate the Seller’s maintenance of quality control of such trademarks.

3.            Purchase of Licensed Intellectual Property

3.1           Seller shall sell and BUYER shall purchase the Licensed Intellectual Property for the additional payment of $1.00 twenty four (24) months after Seller completes the sale of  the last business unit (James Lee Witt Associates business unit and the Bode Technology business unit) or, if earlier, on the date that Seller is acquired is no longer obligated to file reports with the Securities and Exchange Commission, provided that Seller has obtained any shareholder approval required for its name change (which approval Seller shall use its best efforts to obtain once Seller is no longer required to file such reports).

3.2           Seller shall promptly notify BUYER when the circumstance described in Section 3.1 arise, at which time BUYER shall provide Seller with the documentation necessary to transfer such Licensed Intellectual Property to BUYER, and Seller shall thereafter execute such documentation so that BUYER may record the same with any appropriate Governmental Authority.

3.3           Seller shall take all steps necessary to protect and preserve the Licensed Intellectual Property, including keeping all registrations and filings current, and shall not sell or assign the Licensed Intellectual Property and will not otherwise enter into any agreement or grant any right, license, or lien to any third party which in any way restricts Seller’s right to sell all of right, title and interest in and to the Licensed Intellectual Property to BUYER free and clear or any liens, claims or encumbrances.

3.4           If after sale of the Licensed Intellectual Property to BUYER, Seller has a continuing need to use the name “GlobalOptions Group” and associated logos to comply with any continuing corporate filing or reporting obligation that Seller may have, BUYER shall grant Seller a non-exclusive, royalty-free and fully paid license to use such name and logos to the extent necessary to enable Seller to comply with such obligations.

4.            Limitation of Liability; Indemnification.

4.1           EXCEPT FOR AMOUNTS PAYABLE WITH RESPECT TO THIRD PARTY INDEMNIFICATION CLAIMS UNDER SECTION 4.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

4.2           Seller will indemnify and hold harmless BUYER and its members, officers, partners, agents, successors and assigns from any and all losses, liabilities, damages, demands, judgments, assessments and costs and expenses arising from or in connection with (A) any breach of Seller’s representations, warranties or covenants under this Agreement, (B) any claim that any Licensed Intellectual Property or its use infringes or misappropriates any Intellectual Property Right of a third party and (C) Seller’s use, promotion, sale or distribution of any of the Licensed Intellectual Property in the Business and/or BUYER Field.  BUYER will indemnify and hold harmless Seller and its directors, officers, partners, agents, successors and assigns from any and all losses, liabilities, damages, demands, judgments, assessments and costs and expenses arising from or in connection with BUYER’s use, promotion, sale or distribution of any of the Licensed Intellectual Property outside of the Business and/or BUYER Field.  Notwithstanding any provision in this Agreement, the indemnification herein shall be limited to the indemnification set forth in the Asset Purchase Agreement.

5.            Confidentiality.

5.1           Nondisclosure.  Confidential Information of each party is the exclusive property of such party.  Confidential Information of either party may be used by the other party only in connection with the performance of this Agreement or the exercise of the licenses set forth in this Agreement.  Each party will protect the confidentiality of Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of a similar nature, including, without limitation, by entering into appropriate confidentiality agreements with employees, independent contractors and subcontractors.  Access to and use of Confidential Information will be restricted to those of Seller’s and BUYER’s employees or contractors engaged in a use permitted under this Agreement and who have been apprised of the confidential nature of such information.  Each party will be responsible for any breaches of this Section 5 by its employees or contractors.

5.2           Disclosure Upon Process.  In the event either party receives a subpoena, or other validly-issued administrative or judicial process, requesting that Confidential Information of the other party be disclosed, it will promptly notify the other party of such receipt.  The party receiving such request will thereafter be entitled to comply with such subpoena or other process, only to the extent required by applicable Law; provided that any receiving party that is required by applicable Law to disclose any Confidential Information shall provide, so far as practicable and subject to compliance with Law, the providing party with prompt prior written notice of such request or requirement, and shall cooperate with the providing party to seek an appropriate protective order or other remedy or to take steps to resist or narrow the scope of such request or legal process.

5.3           Breach.  Breach or threatened breach of this Section 5 could cause irreparable harm to the affected party and such party shall be entitled, without first exhausting other remedies or procedures, to seek equitable relief, including injunctive relief, in addition to all of its other rights and remedies at Law or in equity that may be available to it.

6.             Defense and Enforcement of Licensed Intellectual Property.

6.1          Notice.  During the term of this Agreement, each of Seller and BUYER shall use reasonable efforts to promptly inform the other in writing of any infringement of the Licensed Intellectual Property by a third party of which it has knowledge and shall provide the other party with any readily available information relating to such infringement.

6.2           Defense and Enforcement only in the BUYER Field.  BUYER shall have the first right, but not the obligation, to pursue, institute, and control any defense or enforcement of the Licensed Intellectual Property solely in the BUYER Field, including, without limitation, restraining or preventing any infringement thereof, responding to any declaratory judgment action alleging invalidity or non-infringement thereof, or responding to any counterclaim or response by a Person in connection with an action for enforcement thereof undertaken by BUYER as permitted herein.  Subject to the terms set forth herein, BUYER may collect and retain for its own use all damages, profits, settlements and awards of whatever nature recoverable from such defense and enforcement.

6.3           Defense and Enforcement only outside BUYER Field.  Seller shall have the first right, but shall not the obligation, to pursue, institute and control any defense or enforcement of the Licensed Intellectual Property, outside the BUYER Field, including, without limitation, restraining or preventing any infringement thereof, responding to any declaratory judgment action alleging invalidity or non-infringement thereof, or responding to any counterclaim or response by a Person in connection with an enforcement action undertaken by Seller.  Seller may collect and retain for its own use all damages, profits, settlements and awards of whatever nature recoverable from such defense and enforcement.

6.4           Defense and Enforcement in and outside BUYER Field.  Unless BUYER has purchased the Licensed Intellectual Property pursuant to this Agreement, Seller shall retain all rights, but shall have no obligation, to pursue, institute and control any defense or enforcement of the Licensed Intellectual Property with respect to possible infringement occurring both within and outside the BUYER Field; provided, however, that BUYER will have participation rights (as set forth below) in the BUYER Field with respect to such suit or action.  If, with respect to any possible infringement, within sixty (60) days following BUYER’s notification that BUYER requests Seller to enforce or defend the Licensed Intellectual Property against an alleged infringer thereof, Seller does not exercise its option to enforce or defend such Licensed Intellectual Property then, within the BUYER Field, BUYER shall have the right to pursue the alleged infringer or take control of any action initiated by Seller at BUYER’s expense, and to collect for its own use all damages, profits, settlements, and awards of whatever nature recoverable from such enforcement.  In any such case, Seller will, to the extent permitted under applicable Law, substitute BUYER as party plaintiff for purposes of pursuing any alleged infringer.  BUYER will confer with Seller in the manner that it will pursue any enforcement or defense of the Licensed Intellectual Property pursuant to the terms set forth herein and will keep Seller reasonably apprised of all notices, communications and other documentation related to such enforcement or defense action, and Seller shall have, at its cost and expense, “participation rights” in any such actions concerning the Licensed Intellectual Property outside the BUYER Field.  The costs of prosecuting or defending any action pursuant to this Section shall be borne by the party prosecuting or defending.  Any recoveries from such action shall first be used to reimburse the parties for the costs of undertaking the action. The balance shall be divided between the parties in accordance with the percentage of the recovery attributable to infringement within the BUYER Field and outside the BUYER Field.  If the infringement is not resolved through litigation or the court fails to allocate damages in accordance with infringing activities within the BUYER Field and outside the BUYER Field and it is not otherwise clear given the nature of the enforcement action (e.g., BUYER’s enforcement solely within the BUYER Field would result in only damages attributable to the BUYER Field), the parties shall negotiate in good faith regarding the portion of the recovery allocable to each party based upon infringement within the BUYER Field and outside the BUYER Field Once BUYER has purchased the Licensed Intellectual Property pursuant to this Agreement, BUYER shall have all rights, but shall have no obligation, to pursue, institute and control any defense or enforcement of the Licensed Intellectual Property with respect to possible infringement occurring both within and outside the BUYER Field.

6.5           Participation Rights. In all instances where a party has participation rights, the party controlling such suit or action shall provide the other party (the “Participating Party”) with copies of all pleadings and other documents proposed to be filed and other related material submissions and correspondence, in sufficient time to allow for review and comment by the Participating Party.  The controlling party shall provide the Participating Party and its counsel with an opportunity to consult with the controlling Party regarding the filing and contents of any documents proposed to be filed by the controlling party, and other material submissions and correspondence.  The parties acknowledge that information shared by a party regarding enforcement of the Licensed Intellectual Property is highly confidential and any disclosure of such information shall be subject to Section 5 of this Agreement.

6.6           Counterclaims.  Notwithstanding any provisions to the contrary, in the event that any counterclaim or response by a Person in connection with an enforcement action undertaken by any prosecuting party is filed, where such counterclaim or response may affect commercially valuable rights in the Licensed Intellectual Property in which the other party has primary defense and enforcement responsibility pursuant hereunder, such party shall have “participation rights”, at its own expense.

6.7           Agreement to be Joined.  At BUYER’s request and cost, Seller will join as a party to any defense or enforcement action pursued by BUYER pursuant to this Agreement and will cooperate and assist, in all reasonable respects.

6.8           Settlements.  No settlement, or consent judgment or other voluntary final disposition of a suit regarding the Licensed Intellectual Property having effect within the BUYER Field may be entered into by Seller without the consent of BUYER and such consent shall not be unreasonably denied or delayed.  No settlement, or consent judgment or other voluntary final disposition of a suit regarding the Licensed Intellectual Property having effect outside the BUYER Field may be entered into by BUYER without the consent of Seller.

6.9           Cooperation.   Seller shall cooperate with BUYER, including executing authorizations if needed, to enable BUYER to exercise the rights set forth in Sections 6.2, 6.4 and 6.5.

7.            Term.

This Agreement shall commence as of the Effective Date and shall remain in effect in perpetuity.  Seller understands and agrees that the Licensed Intellectual Property licensed under this Agreement is critical to BUYER’s operations and that under no circumstances may Seller seek to cancel or terminate BUYER’s right to use the Licensed Intellectual Property.  Seller shall have the right to enforce the limitations of such license under this Agreement.

8.             Representations and Warranties.  The parties hereto agree that, in addition to and not in limitation of the rights and obligations under this Agreement, the representations and warranties in Section 4.11 of the Asset Purchase Agreement shall apply equally to the Licensed Intellectual Property and Seller and Parent’s use thereof.

9.            Miscellaneous.

9.1           Relationship of Parties.  For the purposes of this Agreement, each party hereto shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer, representative or employee of any other party.  Neither party shall have authority to make any statements, representations, compromise of rights or commitments of any kind, assume or create any obligations, or to accept process for or take any other action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing by the other party.

9.2           Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar responsible overnight service) when received or if sent by facsimile transmission, with a copy by personal delivery, Federal Express or similar responsible overnight service) on the same day, when transmitted and receipt is confirmed by telephone, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller:          GlobalOptions Group, Inc.
75 Rockefeller Plaza
New York, New York 10019
Attention:  Harvey W. Schiller

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:  Robert H. Friedman, Esq.
Facsimile No.:  (212) 451-2222

If to BUYER:       GlobalOptions Services, Inc.
5950 Hazeltine National Drive, Suite 650
Orlando, Florida 32822
Attention:  Frank Pinder
Telephone:  (407) 859-0997
Facsimile: (407) 377-1810

with a copy to:

Mayer Brown LLP
1675 Broadway
New York, NY  10019
Attention: Thomas M. Vitale
Telephone: (212) 506-2510
Facsimile: (212) 849-5510

9.3           Entire Agreement.  This Agreement and the Asset Purchase Agreement herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

9.4           Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, on the one hand, and BUYER, on the other, and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of Law or otherwise) by the BUYER without the prior written consent of the Seller, except that BUYER may assign its right and obligations hereunder without the consent of the Seller, to an affiliate of such party or to a purchaser of all or substantially all of the assets or business of the BUYER or the surviving entity in any merger or consolidation of the BUYER.  Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.  Subject to the applicability of the obligations imposed on Parent or Seller, as the case may be, in Section 9.12, Seller shall have the sole and absolute right to assign this Agreement.

9.5           Captions.  The Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

9.6           Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.  Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

9.7           No Third Party Beneficiaries.  Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

9.8           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.9           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10           Exhibits and Schedules.  Each reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule annexed to this Agreement and shall be incorporated into this Agreement by such reference.

9.11           Severability.  With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by Law, and the parties shall abide by such court’s determination.  In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

9.12           Merger; Consolidation.  If Parent, Seller or any of their successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (b) directly or indirectly sells, transfers or conveys to a Person (other than BUYER)  all or substantially all of its assets in a single transaction or a series of related transactions, (c) transfers, sells or assigns the Licensed Intellectual Property to a third party, or (d) consummates a transaction the result of which is that any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Securities and Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty percent (50%) of the voting power represented by the Parent’s issued and outstanding capital stock on a fully diluted basis, then, Parent or Seller shall provide BUYER notice prior to the consummation of any of the transactions described in clauses (a) – (d) of this Section 9.12, and proper provision shall be made so that such transferees, successors and assigns of Parent or Seller, as the case may be, shall assume the obligations set forth in this Agreement.

9.13           Further Assurances.  Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their authorized representatives as an instrument under seal as of the Effective Date.

SELLER

By:	/s/ Harvey W. Schiller, Ph.D.
Name: Harvey W. Schiller, Ph.D.
Title: Chief Executive Officer

BUYER

By:	/s/ Frank Pinder
Name: Frank Pinder
Title: President and Chief Executive Officer

SCHEDULE A

LICENSED INTELLECTUAL PROPERTY

1.             The following GlobalOptions names, logos and trademarks (including, without limitation, BUYER’s right to use “GlobalOptions Services, Inc.” as its corporate name and to use “GlobalOptions” as a “doing business as” name):

TRADEMARKS	REGISTRATION NO.	INTERNATIONAL CLASS(ES)	COUNTRY
ACT WITH CONFIDENCE	3746871	045	United States
ACT WITH CONFIDENCE	3789998	045	United States
GLOBALOPTIONS	3453819	035, 045	United States
	3701534	035, 036, 045	United States

The GLOBALOPTIONS GROUP name, logo and trademark are included in the Licensed Intellectual Property but BUYER shall not have the right to use the name “GLOBALOPTIONS GROUP” until Seller  ceases to use such name as its corporate name.

2.             The GlobalOptions domain names and websites (including, without limitation, globaloptions.com and the right to retain the current email addresses containing the globaloptions.com address).

The globaloptionsgroup.com domain name and website are included in the Licensed Intellectual Property but except as set forth in Section 2.1, BUYER shall not have the right to use the globaloptionsgroup.com domain name and website until Seller  ceases to use name GLOBALOPTIONS GROUP as its corporate name including the period of time the SELLER licenses the name GLOBALOPTIONS GROUP from the BUYER.